Exhibit 99

National Lampoon, Inc. Announces Quarterly Results for the Period Ended
               October 31, 2006 Will Not Be Filed Timely

                 Expects to File by December 26, 2006


    LOS ANGELES--(BUSINESS WIRE)--Dec. 21, 2006--National Lampoon, Inc. (AMEX:NLN) the leading brand in comedy, announced today that the results for the quarter ended October 31, 2006 will not be timely filed pursuant to Securities and Exchange Commission regulations. The Company expects to file its Quarterly Report on Form 10-QSB no later than Tuesday, December 26, 2006. The Company was unable to file the Form 10-QSB on time due to a change in accounting personnel that occurred immediately prior to the filing date.

    Revenues for the first quarter of 2006 increased by $3,286,942, from $842,831 for the first quarter ended October 31, 2005 to $4,129,773 for the first quarter ended October 31, 2006. A portion of the increase was due to a payment from Universal Pictures relating to royalties owed in conjunction with the film, National Lampoon's Animal House. The Company had net income attributable to common shareholders of $1,412,353 for the first quarter ended October 31, 2006 as compared to a net loss attributable to common shareholders of $2,207,188 for the first quarter ended October 31, 2005. Expenses for the first quarter ended October 31, 2006 were reduced by $429,477, to $2,382,533 as compared to expenses of $2,812,010 for the first quarter ended October 31, 2005. Net income per share attributable to common shareholders was $0.20 per share for the quarter ended October 31, 2006 as compared to a net loss of $0.34 per share attributable to common shareholders for the quarter ended October 31, 2005.

    Forward-looking Statements

    All statements in this news release that are not statements of historical fact are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include whether the Company's products will produce the financial results expected, whether the Company will be able to successfully market its products, general economic conditions that adversely effect spending, the development of competitive products that may be more popular than the Company's products, and other factors over which the Company has no control. National Lampoon, Inc. assumes no obligation to update these forward-looking statements, and does not intend to do so. You should carefully review the filings made by National Lampoon, Inc. with the Securities and Exchange Commission.

    CONTACT: National Lampoon, Inc.
             Daniel S. Laikin, 310-474-5252